Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form F-1/A of our report dated January 27, 2022, except for Note 2, 12 and 17, to which the date is on March 4, 2022, Note 15 to which the date is on June 8, 2022; and Note 14 and 16, to which the date is on November 17, 2022, relating to the consolidated financial statements of Huake Holding Biology Co., Ltd. and Subsidiaries for the years ended September 30, 2021 and 2020, which appears in such Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Prager Metis CPAs, LLC

Hackensack, New Jersey

December 6, 2022